Exhibit 99.1

February 3, 2023 For Immediate Release

Press Release

Heartland Express, Inc. Reports Fourth Quarter and Annual Financial Results which includes All-Time Record High Revenues and Stockholders' Equity

NORTH LIBERTY, IOWA - February 3, 2023 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter and year ended December 31, 2022.

Three months ended December 31, 2022:
•Net Income of $15.5 million and Basic Earnings per Share of $0.20,
•Operating Revenue of $354.9 million (All-time record), an increase of 139.6% over 2021,
•Operating Income of $26.2 million,
•Operating Ratio of 92.6% and 90.6% Non-GAAP Adjusted Operating Ratio(1),
•Total Assets of $1.7 billion,
•Stockholders' Equity of $855.5 million (All-time record).

Twelve months ended December 31, 2022:
•Net Income of $133.6 million, Basic Earnings per Share of $1.69,
•Operating Revenue of $968.0 million (All-time record),
•Operating Income of $188.4 million, a 78.7% increase over 2021,
•Operating Ratio of 80.5% and 84.8% Non-GAAP Adjusted Operating Ratio(1),
•Our forty-fifth consecutive year with an annual operating ratio in the 80's or below.

Heartland Express Chief Executive Officer Mike Gerdin, commented on the quarterly and annual operating results and ongoing initiatives of the Company, "Our operating results for the three and twelve months ended December 31, 2022 continued to show the consistency of operating results in our legacy business along with an ability to take advantage of outstanding market opportunities that emerged in 2022. Specifically, we completed two significant acquisitions of Smith Transport (May 31st) and Contract Freighters ("CFI") (August 31st) during 2022, and our financial results represent the first full quarter of operating impacts of all four brands consolidated - Heartland Express, Millis Transfer, Smith Transport, and CFI. In our thirty-seventh year as a public company, we delivered our best annual operating revenues of $968.0 million, basic earnings per share results of $1.69 per share, and an operating ratio of 80.5%. We also continue to operate one of the newest fleets of tractors and trailers in our industry. For all of these reasons and more, we continue to be extremely proud of our drivers and our team of employees who work together to support our loyal customers.”

Mr. Gerdin continued, “Throughout 2022, freight demand moved from a position of strength early in the year and then declined significantly as the year progressed to much lower levels of freight demand than was experienced in the prior year. Our operating results delivered were an operating ratio of 92.6% and 90.6% Non-GAAP Adjusted Operating Ratio(1) for the three months ended December 31, 2022 and an 80.5% and 84.8% Non-GAAP Adjusted Operating Ratio(1) for the past twelve months. While we are excited by the recent and significant growth in our organization, we are also mindful that in the periods immediately following acquisitions we face additional operating headwinds. These challenges result from the revaluation of equipment which drives elevated depreciation expense with minimal opportunities to recognize gains from the sale of these acquired fleets of revenue equipment, along with elevated fixed costs and certain contractual commitments. Following these impacts during the full year of 2022, Heartland Express delivered an operating ratio of 68.6% (which includes a gain on sale of a terminal property of $73.2 million), Millis Transfer delivered an operating ratio of 82.4%, Smith Transport delivered an operating ratio of 93.5% (seven months of ownership), and CFI delivered an operating ratio of 98.1%

(four months of ownership). Given the scale of the two most recent acquisitions relative to the consolidated company, this had a meaningful negative impact on our legacy operating results during the fourth quarter of 2022, the first full quarter of CFI operating results, and we expect that to continue in early 2023. However, we have identified many areas of opportunity that we believe will improve both of these acquired organizations in the months ahead, even though we will likely be facing a challenging operating environment in 2023. At the core of our operating philosophy remains a 40+ year target of a low 80's operating ratio, and the results delivered for 2022 have exceeded this goal and continued our trend. The significant growth experienced in 2022 for our organization and our top line revenues was not entered into without careful consideration of the impacts to our capital structure and our culture. For only the fifth time in our company's history have we ended an annual period with long-term debt on our balance sheet. We have already paid down $81.5 million during the back half of 2022 following these acquisitions and we have plans to aggressively pay down the acquisition-related debt and return to a debt-free balance sheet in the years ahead. This goal will be balanced with our continued focus on returning money to our shareholders in the form of dividends, maintaining one of the newest fleets of revenue equipment in our industry, operating terminal facilities upgraded with the latest amenities for our drivers and employees, and potentially repurchasing our common stock. We expect continued opportunities to further improve our consolidated operations and we believe Heartland Express is still well positioned for the years ahead."

Financial Results

Heartland Express ended the fourth quarter of 2022 with operating revenues of $354.9 million, compared to $148.1 million in the fourth quarter of 2021, an increase of 139.6% and the best quarterly period of operating revenues in our Company's history. Operating revenues for the quarter included fuel surcharge revenues of $61.4 million compared to $20.6 million in the same period of 2021, a $40.8 million increase. Net income was $15.5 million, compared to $20.3 million in the fourth quarter of 2021, and basic earnings per share were $0.20 during the quarter compared to $0.26 basic earnings per share in the fourth quarter of 2021. The Company posted an operating ratio of 92.6%, non-GAAP adjusted operating ratio(1) of 90.6%, and a 4.4% net margin (net income as a percentage of operating revenues) in the fourth quarter of 2022 compared to 82.1%, 78.8% and 13.7%, respectively in the fourth quarter of 2021, following the impacts of the operational results of Smith Transport and CFI in the first full quarterly period following these acquisitions.

For the twelve month period ended December 31, 2022, operating revenues were $968.0 million, compared to $607.3 million in the same period of 2021, an increase of 59.4% and the best annual period of operating revenues in our Company's history. Operating revenues included fuel surcharge revenues of $169.2 million compared to $76.1 million in the same period of 2021, a $93.1 million increase. Net income was $133.6 million, compared to $79.3 million in 2021. Basic earnings per share were $1.69 compared to $1.00 basic earnings per share in 2021. Operating income for the twelve-month period increased $83.0 million, or 78.7%. The Company posted an operating ratio of 80.5%, non-GAAP adjusted operating ratio(1) of 84.8% and a 13.8% net margin (net income as a percentage of operating revenues) in the twelve months ended December 31, 2022 compared to 82.6%, 79.7% and 13.1%, respectively in 2021.

Balance Sheet, Liquidity, and Capital Expenditures

At December 31, 2022, the Company had $49.5 million in cash balances, a decrease of $108.3 million compared to the prior year, related primarily to the acquisitions of Smith Transport and CFI during 2022. Debt and financing lease obligations of $413.0 million remain at December 31, 2022, following the initial $447.3 million borrowings less associated fees for the CFI acquisition in August 2022 and $46.8 million debt and finance lease obligations assumed from the Smith acquisition in May 2022. The Company paid down $75.0 million of term debt from the CFI acquisition between the months of September and December 2022. There were no borrowings under the Company's unsecured line of credit at

December 31, 2022. The Company had $86.1 million in available borrowing capacity on the line of credit as of December 31, 2022 after consideration of $13.9 million of outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $1.7 billion and stockholders' equity of $855.5 million, an all-time record for stockholders' equity.

Net cash flows from operations for the twelve month period ended December 31, 2022 were $194.7 million, 20.1% of operating revenues. The primary use of cash during the twelve month period ended December 31, 2022 were $675.9 million for the acquisitions of CFI and Smith Transport less borrowings of $447.3 million, $81.5 million repayments of debt and financing leases, $6.3 million for regular dividends, and $12.2 million for net property and equipment transactions.

The average age of the Company's tractor fleet was 2.0 years as of December 31, 2022 compared to 1.4 years at December 31, 2021. The average age of the Company's trailer fleet was 6.3 years at December 31, 2022 compared to 3.4 years at December 31, 2021. The average age of our fleet was impacted by the inclusion of Smith Transport and CFI acquisitions in 2022. We anticipate continued disposition of older tractors and trailers in the Smith Transport and CFI fleets throughout 2023 and beyond. The Company ended the past twelve months with a return on total assets of 9.8% and a 16.4% return on equity as compared to 8.4% and 10.9%, respectively in the prior year.
The Company continued its commitment to shareholders through the payment of cash dividends. Regular dividends of $0.02 per share were declared and paid during each quarter of 2022. The Company has now paid cumulative cash dividends of $542.6 million, including four special dividends, ($2.00 in 2007, $1.00 in 2010, $1.00 in 2012, and $0.50 in 2021) over the past seventy-eight consecutive quarters since 2003. Our outstanding shares at December 31, 2022 were 79.0 million. A total of 4.7 million shares of common stock have been repurchased for $82.8 million over the past five years. The Company has the ability to repurchase an additional 6.6 million shares under the current authorization which would result in 72.3 million outstanding shares if fully executed.

Other Information

Historical commitment to customer service has allowed us to build solid, long-term relationships and brand ourselves as an industry leader for on-time service. This past year we once again were recognized for customer service by our customers. These awards received include:

•FedEx Express Core Carrier of the Year (12 years in a row)
•FedEx Express Platinum Service Level Award (99.98% On-Time Delivery)
•Home Depot Carrier of the Year (CFI)
•United Sugars Carrier of the Year
•Schneider Logistics Carrier of the Year
•Transplace National Truckload Carrier of the Year
•DHL Truckload Carrier of the Year

During 2022, we were also recognized with the following environmental, operational, safety, and community service awards:

•Newsweek's "America's Most Trustworthy Companies" (#18-Transport, Logistics, and Packaging)
•Top Company for Women to Work for in Transportation (CFI)
•Logistics Management Quest for Quality Award (18 out of the last 20 years)
•Commercial Carrier Journal Top 250 Award
•Wreaths Across America Honor Fleet

These awards are hard-earned and are a direct reflection upon our outstanding group of employees and our focus on excellence in all areas of our business.

Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “outlook,” and similar terms and phrases. In this press release, the statements relating to freight supply and demand, our ability to react to changing market conditions, operational improvements, progress toward our goals, future capital expenditures, future dispositions of revenue equipment, future operating ratio, future operating results, and future stock repurchases, dividends, acquisitions, and debt repayment are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s Current Report on Form 8-K filed on August 31, 2022. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-645-7060) Mike Gerdin, Chief Executive Officer Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
OPERATING REVENUE	$354,923	$148,142	$967,996	$607,284

OPERATING EXPENSES:
Salaries, wages, and benefits	$124,336	$59,589	$346,271	$250,035
Rent and purchased transportation	33,368	888	54,288	3,810
Fuel	69,438	25,378	194,608	99,597
Operations and maintenance	15,673	4,793	39,092	21,522
Operating taxes and licenses	5,482	3,250	16,387	13,595
Insurance and claims	11,737	5,655	34,436	20,826
Communications and utilities	2,915	1,035	6,995	4,447
Depreciation and amortization	50,639	25,921	133,047	104,083
Other operating expenses	19,269	5,226	51,420	21,400
Gain on disposal of property and equipment	(4,100)	(10,097)	(96,906)	(37,438)

	328,757	121,638	779,638	501,877

Operating income	26,166	26,504	188,358	105,407

Interest income	345	147	1,288	640
Interest expense	(6,036)	—	(8,555)	—

Income before income taxes	20,475	26,651	181,091	106,047

Federal and state income taxes	4,987	6,317	47,507	26,770

Net income	$15,488	$20,334	$133,584	$79,277

Earnings per share
Basic	$0.20	$0.26	$1.69	$1.00
Diluted	$0.20	$0.26	$1.69	$1.00

Weighted average shares outstanding
Basic	78,964	78,913	78,941	79,573
Diluted	79,010	78,937	78,974	79,612

Dividends declared per share	$0.02	$0.02	$0.08	$0.58

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	December 31,	December 31,
ASSETS	2022	2021
CURRENT ASSETS
Cash and cash equivalents	$49,462	$157,742
Trade receivables, net	139,819	52,812
Prepaid tires	11,293	9,168
Other current assets	26,069	9,406
Income tax receivable	3,139	4,095
Total current assets	229,782	233,223

PROPERTY AND EQUIPMENT	1,282,194	710,760
Less accumulated depreciation	308,936	222,845
	973,258	487,915
GOODWILL	322,507	168,295
OTHER INTANGIBLES, NET	101,869	22,355
OTHER ASSETS	19,894	16,754
DEFERRED INCOME TAXES, NET	1,224	—
OPERATING LEASE RIGHT OF USE ASSETS	20,954	—
	$1,669,488	$928,542
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$62,712	$20,538
Compensation and benefits	30,972	21,411
Insurance accruals	18,490	15,677
Long-term debt and finance lease liabilities - current portion	13,946	—
Operating lease liabilities - current portion	12,001	—
Other accruals	18,636	13,968
Total current liabilities	156,757	71,594
LONG-TERM LIABILITIES
Income taxes payable	6,466	5,491
Long-term debt and finance lease liabilities less current portion	399,062	—
Operating lease liabilities less current portion	8,953	—
Deferred income taxes, net	207,516	89,971
Insurance accruals less current portion	35,257	34,384
Total long-term liabilities	657,254	129,846
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2022 and 2021; outstanding 78,984 and 78,923 in 2022 and 2021, respectively	$907	$907
Additional paid-in capital	4,165	4,141
Retained earnings	1,051,641	924,375
Treasury stock, at cost; 11,705 and 11,766 shares in 2022 and 2021, respectively	(201,236)	(202,321)
	855,477	727,102
	$1,669,488	$928,542

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio reconciliation (a)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
	(Unaudited, in thousands)		(Unaudited, in thousands)

Operating revenue	$354,923	$148,142	$967,996	$607,284
Less: Fuel surcharge revenue	61,358	20,572	169,173	76,116
Operating revenue, excluding fuel surcharge revenue	293,565	127,570	798,823	531,168

Operating expenses	328,757	121,638	779,638	501,877
Less: Fuel surcharge revenue	61,358	20,572	169,173	76,116
Less: Amortization of intangibles	1,432	598	3,653	2,390
Less: Acquisition-related costs	—	—	2,254	—
Less: Gain on sale of a terminal property	—	—	(73,175)	—
Adjusted operating expenses	265,967	100,468	677,733	423,371

Operating income	26,166	26,504	188,358	105,407
Adjusted operating income	$27,598	$27,102	$121,090	$107,797

Operating ratio	92.6%	82.1%	80.5%	82.6%
Adjusted operating ratio	90.6%	78.8%	84.8%	79.7%

(a) Operating revenue excluding fuel surcharge revenue, as reported in this press release is based upon operating revenue minus fuel surcharge revenue. Adjusted operating income as reported in this press release is based upon operating revenue excluding fuel surcharge revenue, less operating expenses, net of fuel surcharge revenue, non-cash amortization expense related to intangible assets, acquisition-related legal and professional fees, and the gain on sale of a terminal property. Adjusted operating ratio as reported in this press release is based upon operating expenses, net of fuel surcharge revenue, amortization of intangibles, acquisition-related costs, and the gain on sale of terminal property, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control, and removes items resulting from acquisitions or one-time transactions that do not reflect our core operating performance. Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are not substitutes for operating revenue, operating income, or operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio improve comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry if those companies define such measures differently. Because of these limitations, operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.